Exhibit 10.2

MODINE MANUFACTURING COMPANY

RELEASE AGREEMENT (“AGREEMENT”)

1.            General Release of Claims.

In exchange for the Severance Payment in Paragraph 8, I hereby release Modine from, and covenant not to sue Modine with respect to, any and all claims I have or may have against Modine.

2.            Claims to Which Release Applies.

This release applies both to claims that are now known or are later discovered.   However, this release does not apply to any claims that may arise after the date I execute this release.  This release does not apply to any claims that may not be released under applicable law, including, but not limited to any charge or complaint filed with any administrative agencies such as the United States Equal Employment Opportunity Commission (“EEOC”).

3.            Claims Released Include Age Discrimination and Employment Claims.

The claims released include, but are not limited to (1) claims arising out of or relating in any way to my employment with Modine or the conclusion of that employment; (2) claims for wrongful discharge, breach of contract, harassment, unlawful terms and conditions of employment, retaliation, defamation, invasion of privacy, discrimination (including, but not limited to, discrimination on the basis of age under the Age Discrimination in Employment Act, as amended (29 U.S.C. Section 621 et. seq.); Wisconsin Fair Employment Act, Wis. Stats. §111.33, et seq.; Wis. Stats. § 101.11; 943.39; Title VII of the Civil Rights Act of 1964, as amended; the Genetic Information Nondiscrimination Act; the Americans With Disabilities Act, as amended; Section 1981 of U.S.C. Title 42; National Labor Relations Act; Employee Retirement Income Security Act of 1974; the Equal Pay Act; state or federal parental, family and medical leave acts; invasion of privacy; the Uniformed Services Employment and Reemployment Rights Act (USERRA), or any other local, state, or federal military and/or veterans rights act, or any other claim based on veteran status; or arising under any other local, state or federal statute, ordinance, regulation or order); and (3) claims arising under any other federal, state or local law, regulation, ordinance or order that regulates the employment relationship and/or employee benefits.  Neither Modine’s signing of this release, nor any actions taken toward compliance with its terms, constitutes Modine’s admission of any liability to me other than under this release, or of any wrongdoing under any federal, state or local laws.

4.            Release Covers Claims Against Related Parties.

For purposes of this release the term “Modine” includes Modine Manufacturing Company and any of its present, former and future owners, parents, affiliates and subsidiaries, and its and their directors, officers, shareholders, employees, agents, servants, representatives, predecessors, successors, assigns, and retirement plan administrators and fiduciaries.  Therefore, the claims released include claims I have against any such persons or entities, as of the date of my execution of this Agreement.

5.            The Terms “Claims” and “Release” are Construed Broadly.

As used in this release, the term “claims” shall be construed broadly and shall be read to include, for example, the terms “rights”, “causes of action (whether arising in law or equity)”, “damages”, “demands”, “obligations”, “grievances” and “liabilities” of any kind or character.  Similarly, the term “release” shall be construed broadly and shall be read to include, for example, the terms “discharge” and “waive.”

6.            Release Binding on Employee and Related Parties.

This release shall be binding upon me and my agents, attorneys, personal representatives, executors, administrators, heirs, beneficiaries, successors and assigns.

7.            Employee Rights and Protections.

Nothing in this Agreement, or any agreement or policy referenced in it, is intended or interpreted to prohibit me: (a) from participating, cooperating or providing information in an investigation by the EEOC or other government agency or entity regarding any claim released in this Agreement, any of the terms and conditions of this release or my employment with Modine, or as may be required or permitted by law; (b) from seeking a judicial or administrative determination regarding the validity of the waiver and release set forth in this Agreement or from filing a charge or complaint with the EEOC or other government agency or entity; or (c) from reporting possible violations of federal law or regulation to any government agency or entity or making any disclosures that are protected under the whistleblower provisions of federal law or regulation or otherwise cooperating with any government inquiry without advance approval by or notice to Modine.  Further, nothing in this Agreement shall be construed to prevent me from communicating with any government agency regarding matters that are within the agency’s jurisdiction.  Specifically, I may provide information to the Securities and Exchange Commission regarding any possible securities law violations, and recover an award from the Securities and Exchange Commission as a result of my reporting such possible violations.  Modine’s acknowledgment of this exception does not otherwise limit the scope of the waiver and release in Paragraphs 2 – 6 of this Agreement; I do, however, waive any right to recover damages or obtain any monetary or any other personal relief of any kind based on (y) a charge filed with the EEOC or state or local EEO agency, or (z) any lawsuit arising from such a charge.

8.            Severance Payment.

I have executed this release in consideration of the benefits under the Modine Salaried Employee Severance Plan (the “Severance Payment”), as further described in the letter to which this Agreement is affixed (the “Letter”) accompanying this Agreement.  I acknowledge that these benefits represent consideration in addition to anything of value that I am otherwise entitled to receive from Modine.  I further acknowledge that the benefits described in the Plan are sufficient to support this release.

9.            Representations.

In connection with my decision to provide this release I acknowledge that I have not relied on any verbal or written representations by Modine other than those explicitly set forth in this Agreement itself.

10.          Opportunity to Consider this Release; Consultation with Attorney.

Because I am over 40 years of age, the Company hereby provides me with the following disclosures to ensure that my release and waiver of claims arising under the Age Discrimination in Employment Act (“ADEA”) is knowing and voluntary.  The Company and I agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement.  I acknowledge that the consideration of the Severance Payment given for my release under this Agreement is in addition to anything of value to which I was already entitled.  By signing (and not revoking) this Agreement, I am permanently giving up, surrendering, and waiving any claim that the Company subjected me to unlawful discrimination or harassment, took any other unlawful adverse action against me, or violated any other provision of law in connection with my employment or termination from employment. I have read this release and fully understand its terms.  I have been offered twenty-one (21) days to consider its terms.  MODINE HEREBY RECOMMENDS AND I ACKNOWLEDGE THAT I HAVE BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS RELEASE.

11.          Voluntary Agreement.

I have entered into this Agreement knowingly and voluntarily and understand that its terms are binding on me.

12.          Partial Invalidity of Release.

If any part of this Agreement is held to be unenforceable, invalid or void, then the balance of this Agreement shall nonetheless remain in full force and effect to the extent permitted by law.

13.          Return of Modine Property; Confidentiality.

  I have returned or will return to Modine any and all Modine property, including all equipment, telephones, keycards, records, files, papers, handbooks, Confidential Information (as defined below), computers and computer equipment that I had in my possession in whatever form, including electronic media.

During the course of my employment with Modine, I have had access to, received and/or developed information that is confidential to Modine including, without limitation, information pertaining to financial matters, budgets, strategic plans, marketing, sales, customers, business plans, inventions, processes, formulas, designs, supplies, products and employees (the “Confidential Information”).  Confidential Information shall not include any information that is in the public domain by means other than improper disclosure, but shall include non-public compilations, combinations or analysis of otherwise public information.  The restrictions set forth in this paragraph are in addition to and not in lieu of any obligations I may have under the law with respect to Modine’s Confidential Information, including any obligations I may owe under Wis. Stat. § 134.90 or similar statutes governing trade secrets which may extend beyond the contractual period restrictions herein.  I acknowledge and agree that all Confidential Information was or is hereby assigned to and remains the exclusive property of Modine.  I agree that I will maintain the Confidential Information in strict confidence and not disclose it to any person or use it in any way to harm Modine for a period of two (2) years following the end of my employment unless specifically required by this Agreement, by law or by written permission of Modine.

I further agree that I have not and will not, except as specifically noted below, make known the negotiations leading to and contents or terms of this Agreement except to my spouse, counsel or tax advisor or except as required by law or as may be necessary in order to enforce this Agreement, and agree that if disclosure is made to my spouse, counsel or tax advisor, they shall also be bound by this confidentiality provision and I shall take all reasonable steps to ensure that they comply with it.

14.          Headings.

The headings and subheadings in this Agreement are inserted for convenience and reference only and are not to be used in construing this Agreement.

15.          Applicable Law.

Wisconsin state law will apply in connection with any dispute or proceeding concerning this Agreement.

16.          Suit in Violation of this Agreement - Loss of Benefits and Payment of Costs.

If I bring an action against Modine in violation of this Agreement or if I bring an action asking that this Agreement be declared invalid or unenforceable, I agree that prior to the commencement of such an action I will tender back to Modine all payments that I have received as consideration for my release under this Agreement.  If my action is unsuccessful, I further agree that I will pay all costs, expenses and reasonable attorneys’ fees incurred by Modine in its successful defense against the action.  However, the previous two sentences shall not be applicable to an action, if I bring it, challenging the validity of this Agreement under the Age Discrimination in Employment Act (which I may do without penalty under this release).  I acknowledge and understand that all remaining benefits to be provided to me as consideration for this Agreement will permanently cease as of the date such action is instituted.

17.          No Further Employment.

By executing this Agreement and accepting the Severance Payment, I agree not to seek further employment with Modine, directly or indirectly through another entity, including but not limited to a temporary employment agency or independent contractor.

18.          Non-disparagement.

I agree that I will not make disparaging remarks about Modine or its products, practices, or conduct (including personnel practices), provided, however, that I may give truthful testimony about such matters if properly subpoenaed to do so or requested to do so by a government agency.

19.          Preservation of Rights under Benefit Plans and Indemnities.

This Agreement shall not adversely affect my rights to receive any benefit that I am otherwise entitled to receive under any of Modine’s qualified and nonqualified benefit plans, or any rights I may have to indemnification under Modine’s officers and directors’ insurance coverage, Modine’s Articles of Incorporation or Bylaws or any expressly written indemnity agreement between Modine and me.

20.          7 Day Revocation Period.

I understand that I have a period of seven calendar days following the date I deliver a signed copy of this Agreement to Modine Manufacturing Company, Attn: Brian J. Agen, 1500 DeKoven Avenue, Racine, Wisconsin 53403 to revoke this Agreement by giving written notice to that person.  This Agreement and my entitlement to the Severance Payment described in the Letter will be binding and effective upon the expiration of this seven day period if I do not revoke, but not before.

21.          Total Amount of Severance Payments.

I understand that the Severance Payment and all other benefits payable to me in connection with this Agreement have been designed to qualify as a "separation pay plan" that is exempt from certain federal tax laws that govern the payment of non-qualified, deferred compensation.  I further understand that, because of this, the total amount of severance payments that I receive, as described in the Letter, will not be greater than two times the lower of the following two amounts: (1) my annualized compensation for the year prior to the year of my termination (as determined by Modine under Treasury Regulation 1.409A-1(b)(9)(iii)) or (2) the dollar limitation set by the Internal Revenue Service under Internal Revenue Code section 401(a)(17) for the calendar year of my termination ($260,000 in 2014).  In addition, I further understand that, except for possibly COBRA coverage, no severance payment or benefit due to me in connection with this Agreement will, under any circumstances, be provided after December 31 of the second calendar year after the year of my termination.  I understand that any future employment and income tax consequences (including related penalties and interest) on payments or consideration received under this Agreement are my responsibility and will not provide a basis to set aside or in any way alter this release.

22.          Cooperation with Government Agencies.

Nothing in this Agreement, including but not limited to the provisions in Sections 2, 3, 4, 5, 6, 13, and 18 above, (a) limits or affects my right to challenge the validity of this Agreement, including a challenge under the Age Discrimination in Employment Act of 1967, as amended; (b) interferes with my right and obligations to give truthful testimony under oath; or (c) precludes me from participating in an investigation, filing a charge, or otherwise communicating with the Equal Employment Opportunity or other state or federal agencies responsible for enforcing anti-discrimination laws.  That notwithstanding, by signing below, I agree and acknowledge that I do, however, waive any right to recover damages or obtain individual relief that might otherwise result from the filing of any such charge.

23.          Entire Agreement.

Unless otherwise stated in this Agreement, I acknowledge that I have not relied on any verbal or written representations by any Company representative other than those explicitly set forth in this Agreement.  This Agreement sets forth the entire agreement between the Company and me and completely supersedes any prior agreements, oral statements or understandings concerning the termination of my employment and any benefits I might receive following that termination.  This Agreement does not supersede my obligations and the Company's rights under any confidentiality, intellectual property, or any other restrictive covenant I may have signed with the Company.  I agree that I am not entitled to any other severance, benefits, vacation accrual, bonus, commission or other payments of any kinds from the Company, except those described in this Agreement or in the Letter accompanying this Agreement.

EXECUTED THIS ___ DAY OF __________, 2019.

Employee's Signature

Employee’s Name:	(please print)

Received by:

Modine Manufacturing Company 1500 DeKoven Avenue Racine WI 53403

Name:	Date:
Title: